UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

GSI Technology, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

July 27, 2007

Dear Stockholder:

This year’s annual meeting of stockholders will be held on Tuesday, August 28, 2007, at 2 p.m. local time, at the offices of DLA Piper US LLP, 2000 University Avenue, East Palo Alto, California 94303. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter.

It is important that you use this opportunity to take part in the affairs of GSI Technology, Inc. by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of GSI Technology’s Annual Report to Stockholders is also enclosed for your information. At the annual meeting we will review GSI Technology’s activities over the past year and our plans for the future. The Board of Directors and management look forward to seeing you at the annual meeting.

Sincerely yours,
/s/ LEE-LEAN SHU
Lee-Lean Shu
President and Chief Executive Officer

GSI TECHNOLOGY, INC.
2360 Owen Street
Santa Clara, CA 95054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held August 28, 2007

TO THE STOCKHOLDERS:

Notice is hereby given that the annual meeting of the stockholders of GSI Technology, Inc., a Delaware corporation, will be held on Tuesday, August 28, 2007, at 2 p.m. local time, at the offices of DLA Piper US LLP located at 2000 University Avenue, East Palo Alto, California 94303, for the following purposes:

1.      To elect five persons to serve on our Board of Directors.

2.      To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008.

3.      To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on July 19, 2007 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 2360 Owen Street, Santa Clara, California 95054.

/s/ ROBERT YAU
Robert Yau
Secretary
Santa Clara, California
July 27, 2007

IMPORTANT:   Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

GSI TECHNOLOGY, INC.
2360 Owen Street
Santa Clara, CA 95054

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD AUGUST 28, 2007

The accompanying proxy is solicited by the Board of Directors of GSI Technology, Inc., a Delaware corporation (“GSI Technology”), for use at its annual meeting of stockholders to be held on Tuesday, August 28, 2007, or any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. This proxy statement and the enclosed proxy are being mailed to stockholders on or about August 1, 2007.

SOLICITATION AND VOTING

Voting Securities.   Only stockholders of record as of the close of business on July 19, 2007 will be entitled to vote at the meeting and any adjournment thereof. As of that time, we had 27,615,815 shares of Common Stock outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the annual meeting. Each stockholder of record as of that date is entitled to one vote for each share of Common Stock held by him or her. Our Bylaws provide that a majority of all of the shares of the stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Votes for and against, abstentions and “broker non-votes” will each be counted as present for purposes of determining the presence of a quorum.

Broker Non-Votes.   A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (generally referred to as being held in “street name”) but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on non-routine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes and ratification of auditors. Non-routine matters include amendments to stock plans.

Solicitation of Proxies.   We will bear the cost of soliciting proxies. In addition to soliciting stockholders by mail through our employees, we will request banks, brokers and other custodians, nominees and fiduciaries to solicit customers for whom they hold our stock and will reimburse them for their reasonable, out-of-pocket costs. We may use the services of our officers, directors and others to solicit proxies, personally or by telephone, without additional compensation.

Voting of Proxies.   All valid proxies received before the meeting will be exercised. All shares represented by a proxy will be voted, and where a proxy specifies a stockholder’s choice with respect to any matter to be acted upon, the shares will be voted in accordance with that specification. If no choice is indicated on the proxy, the shares will be voted “FOR” the election of management’s nominees for director and “FOR” the other proposal discussed in this proxy statement. A stockholder giving a proxy has the power to revoke his or her proxy at any time before it is exercised by delivering to the Secretary of GSI Technology a written instrument revoking the proxy or a duly executed proxy with a later date, or by attending the meeting and voting in person.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

We have a Board of Directors consisting of five directors who will serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified. On July 25, 2007, we were notified by Jing Rong Tang of his decision to retire as a member of our Board of Directors effective as of the 2007 annual meeting of stockholders. Mr. Tang has served as a member of the Board of Directors since May 1995.

On July 25, 2007, the Nominating and Governance Committee of our Board of Directors recommended to the full Board the nomination of Arthur O. Whipple to stand for election to our Board of Directors at the 2007 annual stockholder meeting, along with our four other incumbent directors. Mr. Whipple was initially identified as a potential director nominee by Lee-Lean Shu, our President, Chief Executive Officer and Chairman, and Douglas Schirle, our Chief Financial Officer.

Management’s nominees for election at the annual meeting are Hsiang-Wen Chen, Ruey L. Lu, Lee-Lean Shu, Arthur O. Whipple and Robert Yau. If elected, the nominees will serve as directors until our annual meeting of stockholders in 2008 and until their successors are elected and qualified. If any of the nominees declines to serve or becomes unavailable for any reason, or if a vacancy occurs before the election (although we know of no reason to anticipate that this will occur), the proxies may be voted for such substitute nominees as we may designate.

If a quorum is present and voting, the five nominees for director receiving the highest number of votes will be elected. Abstentions and broker non-votes have no effect on the vote.

The Board of Directors recommends a vote “FOR” the nominees named above.

The following tables set forth, for our current directors and the nominees for election at the annual meeting, information with respect to their ages and background:

Nominee’s Name	Principal Occupation	Age	Director Since
Hsiang-Wen Chen	Managing Director of Monet Capital, LLC	59	1997
Ruey L. Lu	President of EMPIA Technology	51	2000
Lee-Lean Shu	President, Chief Executive Officer and Chairman of GSI Technology	52	1995
Arthur O. Whipple	Chief Financial Officer of PLX Technology, Inc.	59	—
Robert Yau	Vice President, Engineering and Secretary of GSI Technology	54	1995

Retiring Director’s Name	Principal Occupation	Age	Director Since
Jing Rong Tang	Chief Executive Officer of Holystone Enterprises	52	1995

Nominees for Election at the Annual Meeting

Lee-Lean Shu co-founded our company in March 1995 and has served as our President and Chief Executive Officer and as a member of our Board of Directors since inception. In October 2000, Mr. Shu became Chairman of our Board. From January 1995 to March 1995, Mr. Shu was Director, SRAM Design at Sony Microelectronics Corporation, a semiconductor company and a subsidiary of Sony Corporation, and from July 1990 to January 1995, he was a design manager at Sony Microelectronics Corporation.

Hsiang-Wen Chen, Ph.D. has served as a member of our Board of Directors since January 1997. Dr. Chen has served as the Managing Director of Monet Capital, LLC, a venture capital firm, since January 2000. From January 1997 to October 1999, Dr. Chen served as our Vice President, Technology. From January 1987 to December 1996, Dr. Chen was the Director of Technology at Paradigm Technology. Dr. Chen also serves on the board of directors of several private companies.

Ruey L. Lu has served as a member of our Board of Directors since October 2000. Mr. Lu is the President of EMPIA Technology, a semiconductor solutions company, which he founded in January 2002. From March 1993 to December 2000, Mr. Lu served as President of ARK Logic, a storage device and software applications company, which he founded in March 1993. From October 1989 to February 1993, Mr. Lu served as Director of Engineering in the Imaging Product Division of Western Digital, an information storage company.

Arthur O. Whipple has served as Chief Financial Officer of PLX Technology, Inc., a semiconductor device manufacturer, since February 2007. From March 2005 to February 2007, Mr. Whipple was employed by Silicon Storage Technology, Inc, a storage semiconductor manufacturer, where his last position was Vice President of Finance and Chief Financial Officer. From April 1998 to March 2005, Mr. Whipple was employed by QuickLogic Corp., a fabless manufacturer of field programmable logic products and embedded standard products, where he served in several management capacities, including Vice President of Finance and Chief Financial Officer, Vice President and General Manager, Logic Products, and Vice President, Business Development. In 2004 and 2005, Mr. Whipple also served as a financial consultant to Technovus, Inc., a privately-held fabless semiconductor manufacturer.

Robert Yau co-founded our company in March 1995 and has served as our Vice President, Engineering and as a member of our Board of Directors since inception. From December 1993 to February 1995, Mr. Yau was design manager for specialty memory devices at Sony Microelectronics Corporation. From 1990 to 1993, Mr. Yau was design manager at MOSEL/VITELIC, a semiconductor company.

Retiring Director

Jing Rong Tang has served as a member of our Board of Directors since May 1995, and has announced his decision not to stand for re-election at this meeting. Since 1994, Mr. Tang has served as the Chief Executive Officer of HolyStone Enterprises Co., Ltd., a manufacturer and distributor of electronic components. Mr. Tang has been with HolyStone Enterprises Co., Ltd. since June 1981.

CORPORATE GOVERNANCE

Director Independence

The Board of Directors has determined that, other than Lee-Lean Shu and Robert Yau, each of the members of the Board is an “independent director” for purposes of the Nasdaq Marketplace Rules.

Executive Sessions

Non-management directors generally meet in executive session without management present at each regularly scheduled meeting of the Board.

Committees and Meeting Attendance

The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.gsitechnology.com. The Board of Directors held two meetings during the fiscal year ended March 31, 2007. During fiscal 2007, each of our directors attended at least 75% of the total number of meetings of the Board and all of the committees of the Board on which such director served held during that period. Directors are encouraged to attend our annual meetings of stockholders.

Audit Committee

The members of the Audit Committee during fiscal 2007 were Hsiang-Wen Chen and Ruey L. Lu. Each of the members of the Audit Committee is independent for purposes of the Nasdaq Marketplace Rules as they apply to audit committee members. The Audit Committee operates under a charter that is available on our website at www.gsitechnology.com. The functions of the Audit Committee include oversight, review and evaluation of our financial statements, accounting and financial reporting processes, internal control functions and the audits of our financial statements. The audit committee is responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. The Audit Committee held one meeting during the fiscal year ended March 31, 2007.

The composition of our Audit Committee does not currently comply with the applicable requirements of the rules and regulations of the Nasdaq Stock Market (“Nasdaq”) and the Securities and Exchange Commission (the “SEC”) in that there are two rather than three members. In addition, while each member of the Audit Committee is “financially sophisticated,” as defined in the Nasdaq listing requirements, our Board of Directors has determined that there is currently no “audit committee financial expert,” as defined in the SEC rules, serving on the Audit Committee. If Mr. Whipple is elected by our stockholders to serve on the Board of Directors, we expect that he will be appointed to the Audit Committee effective at the first Board of Directors meeting following the 2007 annual meeting of stockholders, thereby allowing us to comply with Nasdaq and SEC committee composition rules. Mr. Whipple also will be designated as our “audit committee financial expert.”

Additional information regarding the Audit Committee is set forth in the Report of the Audit Committee immediately following Proposal No. 2.

Compensation Committee

The members of the Compensation Committee during fiscal 2007 were Hsiang-Wen Chen and Ruey L. Lu. Each of the members of the Compensation Committee is independent for purposes of the Nasdaq Marketplace Rules. While there are no current plans regarding future members of the Compensation Committee, the Board of Directors will consider the inclusion of Mr. Whipple as a committee member if he is elected as a director by our stockholders. The Compensation Committee operates under a charter that is available on our website at www.gsitechnology.com. The Compensation Committee reviews and makes recommendations to our Board of Directors concerning the compensation and benefits of our executive officers and directors, administers our stock option and employee benefits plans, and reviews general policy relating to compensation and benefits. The Compensation Committee held one meeting during the fiscal year ended March 31, 2007.

The purpose of the Compensation Committee is to assist the Board of Directors in carrying out its responsibilities with respect to: (i) overseeing the Company’s compensation policies and practices; (ii) reviewing and approving compensation and compensation procedures for the Company’s executive officers; and (iii) overseeing and recommending director compensation to the Board of Directors. More specifically, the Compensation Committee’s responsibilities include: periodically reviewing and advising the Board of Directors concerning the Company’s overall compensation philosophy, policies and plans, including reviewing both regional and industry compensation practices and trends; advising management on the composition of any peer group used for comparison purposes; reviewing and approving corporate and personal performance goals and objectives relevant to the compensation of all executive officers, and setting all executive compensation (including but not limited to salary, bonus, incentive compensation, equity awards, benefits and perquisites); making recommendations to the Board of Directors regarding the establishment and terms of the Company’s incentive compensation plans and equity compensation plans, and administering such plans; making and approving grants of options and other awards to all executive officers under the Company’s compensation plans; and making and approving grants of options and other awards to all other eligible individuals. The Compensation Committee may authorize one or more officers to (i) designate eligible individuals other than executive officers and directors to be recipients of equity compensation and (ii) determine, within an amount established by the Compensation Committee or the Board of Directors, the size of equity awards to be granted to each such recipient; provided, however, that no officer may designate himself or herself as such a recipient. Any officer to whom such authority is delegated shall regularly report to the Compensation Committee on the grants so made. Other responsibilities of the Compensation Committee include: reviewing and approving compensation-related matters outside the ordinary course, including but not limited to employment contracts, change-in-control provisions, severance arrangements, and material amendments thereto; reviewing and discussing with management the disclosures in the Company’s “Compensation Discussion and Analysis” and any other disclosures regarding executive compensation to be included in the Company’s public filings or shareholder reports; based upon its review and discussion with management, recommending to the Board of Directors whether the Compensation Discussion and Analysis should be included in the Company’s proxy statement, Form 10-K, or information statement, as applicable, and preparing the related report required by the rules of the SEC; reporting to the Board of Directors on the Compensation Committee’s activities on a regular basis; and reviewing and approving the terms of any commission plans for the Company’s sales personnel. The Compensation Committee’s Charter provides for delegation of any of these duties to one or more subcommittees comprised of one or more members of the Compensation Committee. Regarding most compensation matters, including executive and director compensation, Company management provides recommendations to the Compensation Committee. The Company does not currently engage any consultant related to executive and/or director compensation matters.

Nominating and Governance Committee

The members of the Nominating and Governance Committee during fiscal 2007 were Hsiang-Wen Chen and Ruey L. Lu. Each of the members of the Nominating and Governance Committee is independent for purposes of the Nasdaq Marketplace Rules. While there are no current plans regarding future members of the Nominating and Governance Committee, the Board of Directors will consider the inclusion of Mr. Whipple as a committee member if he is elected as a director by our stockholders. The Nominating and Governance Committee operates under a charter that is available on our website at www.gsitechnology.com. The Nominating and Governance Committee identifies prospective board candidates, recommends nominees for election to our Board of Directors, develops and recommends board member selection criteria, considers committee member qualification, recommends corporate governance principles to the Board of Directors, and provides oversight in the evaluation of the Board of Directors and each committee. The Nominating and Governance Committee held one meeting during the fiscal year ended March 31, 2007.

Director Nominations

The Nominating and Governance Committee is responsible for, among other things, the selection and recommendation to the Board of Directors of nominees for election as directors. When considering the nomination of directors for election at an annual meeting, the Nominating and Governance Committee reviews the needs of the Board of Directors for various skills, background, experience and expected contributions and the qualification standards established from time to time by the Nominating and Governance Committee. When reviewing potential nominees, including incumbents, the Nominating and Governance Committee considers the perceived needs of the Board of Directors, the candidate’s relevant background, experience and skills and expected contributions to the Board of Directors. The Nominating and Governance Committee also seeks appropriate input from the Chief Executive Officer and other executive officers in assessing the needs of the Board of Directors for relevant background, experience and skills of its members.

The Nominating and Governance Committee’s goal is to assemble a Board of Directors that brings to GSI Technology a diversity of experience at policy-making levels in business and technology, and in areas that are relevant to GSI Technology’s global activities. Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of our stockholders. They must have an inquisitive and objective outlook and mature judgment. They must also have experience in positions with a high degree of responsibility and be leaders in the companies or institutions with which they are or have been affiliated. Director candidates must have sufficient time available, in the judgment of the Nominating and Governance Committee, to perform all Board and committee responsibilities that will be expected of them. Members of the Board of Directors are expected to rigorously prepare for, attend and participate in all meetings of the Board of Directors and applicable committees. Other than the foregoing, there are no specific minimum criteria for director nominees, although the Nominating and Governance Committee believes that it is preferable that a majority of the Board of Directors meet the definition of “independent director” set forth in Nasdaq and SEC rules. The Nominating and Governance Committee also believes it appropriate for one or more key members of the Company’s management, including the Chief Executive Officer, to serve on the Board of Directors.

The Nominating and Governance Committee will consider candidates for directors proposed by directors or management, and will evaluate any such candidates against the criteria and pursuant to the policies and procedures set forth above. If the Nominating and Governance Committee believes that the Board of Directors requires additional candidates for nomination, the Nominating and Governance Committee may engage, as appropriate, a third party search firm to assist in identifying qualified candidates. The nominating process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Nominating and Governance Committee.

The Nominating and Governance Committee will also consider candidates for directors recommended by a stockholder, provided that any such recommendation is sent in writing to the Board of Directors, c/o Corporate Secretary at the address noted below, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders and contains the following information:

•       the candidate’s name, age, contact information and present principal occupation or employment; and

•       a description of the candidate’s qualifications, skills, background and business experience during at least the last five years, including his or her principal occupation and employment and the name and principal business of any company or other organization where the candidate has been employed or has served as a director.

The Nominating and Governance Committee will evaluate any candidates recommended by stockholders against the same criteria and pursuant to the same policies and procedures applicable to the evaluation of candidates proposed by directors or management.

In addition, stockholders may make direct nominations of directors for election at an annual meeting, provided the advance notice requirements set forth in our bylaws have been met. Under our bylaws, written notice of such nomination, including certain information and representations specified in the bylaws, must be delivered to our principal executive offices, addressed to the Corporate Secretary, at least 120 days prior to the anniversary of the date definitive proxy materials were mailed to stockholders in connection with the prior year’s annual meeting of stockholders, except that if no annual meeting was held in the previous year or the date of the annual meeting has been advanced by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, such notice must be received not later than the close of business on the 10th day following the day on which the public announcement of the date of such meeting is first made.

Communications with Directors

Stockholders may send any communications to the Board of Directors or any individual director at the following address. All communications received are reported to the Board or the individual directors:

Board of Directors (or name of individual director)
c/o Secretary
GSI TECHNOLOGY, INC.
2360 Owen Street
Santa Clara, California, 95054

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors. The Code of Business Conduct and Ethics is available on our website at www.gsitechnology.com. If we make any substantive amendments to the code or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website, as well as via any other means than required by Nasdaq listing standards or applicable law.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are or have been an officer or employee of GSI Technology in the past three years. During fiscal 2007, no member of the Compensation Committee had any relationship with GSI Technology requiring disclosure under Item 404 of Regulation S-K. During fiscal 2007, none of GSI Technology’s executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on GSI Technology’s Compensation Committee or Board of Directors.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of GSI Technology has selected PricewaterhouseCoopers LLP as its independent registered public accounting firm to audit the consolidated financial statements of GSI Technology for the fiscal year ending March 31, 2008. PricewaterhouseCoopers LLP has acted in such capacity since its appointment in fiscal 2000. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to GSI Technology for the fiscal years ended March 31, 2006 and March 31, 2007 by PricewaterhouseCoopers LLP:

	Fiscal 2006	Fiscal 2007
Audit Fees(1)	$70,246	$1,080,598
Audit-Related Fees	—	—
Tax Fees(2)	$52,531	$35,950
Other Fees(3)	—	—

(1)          Audit Fees consist of fees for professional services rendered for the audit of GSI Technology’s annual consolidated financial statements and the review of the interim consolidated financial statements included in quarterly reports and services that are normally provided in connection with statutory and regulatory filings. Audit fees for fiscal 2007 include $373,000 of fees associated with the initial public offering of GSI Technology’s common stock in March 2007.

(2)          Tax Fees consist of fees for consultation on various tax matters and compliance with filing requirements.

(3)          Other Fees consist of fees for products and services other than the services described above.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval.

Vote Required and Board of Directors Recommendation

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the annual meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of Common Stock of GSI Technology, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees GSI Technology’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. Our independent registered public accounting firm, PricewaterhouseCoopers LLP, is responsible for expressing an opinion as to the conformity of our audited financial statements with generally accepted accounting principles.

The Audit Committee currently consists of two directors. Each member of the Committee, in the judgment of the Board of Directors, is an “independent director” as defined in the Nasdaq listing requirements. The Audit Committee acts pursuant to a written charter that has been adopted by the Board of Directors. A copy of this charter is available on our website at www.gsitechnology.com.

The composition of our Audit Committee does not currently comply with the applicable requirements of the Nasdaq and SEC rules and regulations in that we have two rather than three members. In addition, while each member of the Audit Committee is “financially sophisticated,” as defined in the Nasdaq listing requirements, our Board of Directors has determined that there is currently no “audit committee financial expert,” as defined in the SEC rules, serving on the Audit Committee. If Mr. Whipple is elected by our stockholders to serve on our Board of Directors, we expect that he will be appointed to the Audit Committee, thereby allowing us to comply with the Nasdaq and SEC composition rules. Mr. Whipple also will be designated our “audit committee financial expert.” If Mr. Whipple is not elected, we will continue our search for an additional director, qualified as an “audit committee financial expert,” who will serve as a member of the Audit Committee.

The Audit Committee has reviewed and discussed GSI Technology’s audited financial statements with management. The Audit Committee has discussed and reviewed with our independent registered public accounting firm all matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee has met with PricewaterhouseCoopers, with and without management present, to discuss the overall scope of PricewaterhouseCoopers’ audit, the results of its examinations, and the overall quality of GSI Technology’s financial reporting.

The Audit Committee has received from our independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and GSI Technology that might bear on the independent registered public accounting firm’s independence consistent with Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), discussed with the independent registered public accounting firm any relationships that may impact their objectivity and independence, and satisfied itself as to the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that GSI Technology’s audited financial statements be included in GSI Technology’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

THE AUDIT COMMITTEE
Hsiang-Wen Chen
Ruey L. Lu

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis explains our compensation philosophy and the objectives, components and procedures with respect to the compensation of our Chief Executive Officer, Chief Financial Officer, and our other three most highly-compensated executive officers, which are collectively referred to as the “named executive officers.” We provide what we believe is a competitive total compensation package to our named executive officers through a combination of base salary, long-term equity incentive compensation and broad-based benefits programs. We place significant emphasis on compensation that is tied to company performance.

Philosophy and Objectives

Our fundamental compensation philosophy is to align the compensation of our senior management with our annual and long-term business objectives and performance and to offer compensation that will enable us to attract, retain, and appropriately reward executive officers whose contributions are necessary for our long-term success. We seek to reward our executive officers’ contributions to achieving revenue growth, increasing operating profits, and controlling overhead costs. We operate in a very competitive environment for executive talent, and it is our belief that our compensation packages should be competitive when compared to our peers but also perceived as fair, when considered both externally and internally. We have structured our compensation package to motivate executives to achieve our business objectives and reward the executives for achieving such objectives through a combination of base salary and long-term, stock-based incentive awards.

Historically, we have not retained compensation consultants to review our executive compensation policies. Instead, we have conducted an annual review of compensation for our employees, and salary adjustments have been made on a uniform basis to all of our employees, including our named executive officers. In our annual review, we have used publicly available compensation data from a number of our peer companies with whom we compete for talent.

We completed the initial public offering of our common stock in April 2007. Prior to our initial public offering, our Chief Executive Officer, in consultation with our Compensation Committee, determined the level of adjustment, if any, to the base salaries of our employees, including our executive officers. Additionally, prior to our initial public offering, our Chief Executive Officer approved the grant of stock options annually to our employees, including our executive officers, other than himself. Since our initial public offering, our Compensation Committee has assumed the role of determining any changes in the compensation of our executive officers, granting options, and implementing any changes to our benefit plans. We anticipate that our Compensation Committee will continue the practice of making employee salary decisions shortly after the beginning of each fiscal year and that the Committee may reevaluate the procedures used in determining changes to our executive officers’ compensation.

In making compensation decisions, our Chief Executive Officer and our Compensation Committee have considered the Company’s financial performance as well as the experience level and contributions of the individual executive officer, the role and responsibilities of the executive officer and market factors.

Components of Compensation

In order to align executive compensation with our compensation philosophy, our executive compensation package generally contains two components: (i) base salary, and (ii) long-term stock-based incentive awards. Each component of our executive compensation program is designed to reward a different aspect of performance. The base salaries of our executive officers are initially set based on negotiation with the individual officers at the time of their recruitment. Once set, these base salaries are subject to annual company-wide adjustment. Our equity award program is designed to provide long-term retention incentives through the use of options subject to time-based vesting. We also provide our executive officers a variety of benefits that are available generally to all salaried employees. Aside from the sales commission plan described below, we have historically not provided cash bonuses in order to conserve cash and because we believe our stock-based awards provide adequate incentives for our executive officers.

Base Salary

The base salaries of our executive officers are initially set based on their experience, expected contribution, geographical location and market factors. Historically, the base salaries of our executive officers have been adjusted on the basis of our annual Company-wide compensation review. For fiscal 2007, our review of compensation data from comparable companies and inflation levels indicated that an increase of four percent was needed to keep the base salaries of our employees competitive with the market. As a result of this analysis, in April 2006, we increased the base salaries of all of our employees, including each of our named executive officers, by four percent.

Commission Plan for Regional Sales Managers

We maintain a variable compensation cash bonus plan to motivate our sales team to identify and secure new customers and distributors, achieve design wins and increase revenue growth. Didier Lasserre, our Vice President, Sales, is entitled to participate in this plan on the same terms as our regional sales managers. The terms of Mr. Lasserre’s commission plan are determined annually by our Chief Executive Officer and Mr. Lasserre.

The sales commission bonus for Mr. Lasserre in calendar 2006 was linked to the achievement of certain specified objectives and design and billing quotas. Mr. Lasserre’s performance objectives included the execution of agreements with distributors and commitments from an important customer that it would qualify and evaluate certain of our products. The terms of Mr. Lasserre’s sales commission plan provided for him to earn up to $27,000 if the plan’s targets were fully met. For calendar 2006, Mr. Lasserre earned bonuses totaling $25,688 as a result of his participation in the sales commission plan. We pay commissions under the plan at six month intervals in an effort to balance the administrative burden of calculating commission payments with our desire to keep our regional sales managers motivated.

We have not yet established the sales commission plan for 2007, but anticipate that the plan will cover fiscal 2008 rather than calendar 2007. We expect that the commission plans for our regional sales managers in fiscal 2008 will be more focused on revenue growth linked to design and billing targets, and less on the achievement of other objectives.

Cash Compensation

The total cash compensation of each of our named executive officers in fiscal 2007, inclusive of base salary and commissions, was:

Name	Principal Position	Fiscal 2007 Base Salary ($)	Calendar 2006 Commissions Paid ($)	Fiscal 2007 Total Cash Compensation Earned ($)
Lee-Lean Shu	President and Chief Executive Officer	204,955	—	204,955
David Chapman	Vice President, Marketing	156,954	—	156,954
Didier Lasserre	Vice President, Sales	192,363	25,688	223,451	(1)
Douglas Schirle	Chief Financial Officer	150,902	—	150,902
Robert Yau	Vice President, Engineering	163,964	—	163,964

(1)          Mr. Lasserre received a car allowance of $5,400.

Long-Term Incentive Compensation

We utilize stock option awards as a primary component of compensation for our executive officers, with the objective of strengthening the mutuality of interests between the executive officers and our stockholders. These grants are designed to provide each executive with a significant incentive to manage from the perspective of an owner with an equity stake in the Company. All stock options granted to our employees, including named executive officers, and to our directors have exercise prices equal to the fair market value of our common stock on the grant date. Historically, we have not had any program, plan or obligation that requires us to grant equity compensation on specified dates.

In fiscal 2007, each of our named executive officers received three sets of grants on November 21, 2006. As we had not previously granted options to our named executive officers since December 2003, on November 21, 2006, each Executive Officer received three separate grants for fiscal 2005, 2006 and 2007. Contingent upon the executive officer’s continued employment, the grants for fiscal 2007 vest four years after the date of grant. The catch-up grants for fiscal 2005 and 2006 have two and three year vesting terms, respectively. Accordingly, each of these option grants provides a return to the named executive officer only if he remains employed by us during the respective vesting period, and then only if the market price of the shares appreciates over the option term.

The number of shares of common stock subject to each of the options granted to named executive officers in fiscal 2007 was generally comparable to the size of options granted to the named executive officer in prior years and reflected the named executive officer’s position and contribution to the Company’s financial performance. For each of the three separate grants made in fiscal 2007, the Compensation Committee approved stock option awards for named executive officers ranging from 20,625 shares to 61,875 shares. The value of the shares subject to the fiscal 2007 option grants to executive officers are reflected in the “Summary Compensation Table” table below, and further information about these grants is reflected in the “Fiscal 2007 Grants of Plan-Based Awards” table below.

In May 2007, following our initial public offering, we changed our policies and procedures for the grant of stock-based awards to provide that all options and other stock-based awards are generally to be granted by the Compensation Committee and, except in special circumstances, all grants are to be made at regular quarterly meetings of the Compensation Committee. Accordingly, option grants to new employees hired since the previous quarterly meeting and annual grants to continuing employees, including executive officers, with anniversary dates subsequent to the previous meeting will now be made each quarter. The effective date of each quarterly grant is the later of the second trading day following the public announcement of our financial results for the preceding quarter or the date of the meeting at which the grant is approved.

Severance and Change of Control Payments

We have no severance or change of control arrangements with any of our executive officers.

Inter-Relationship of Components of Compensation Packages

The various components of our executive officers’ compensation are not inter-related. Adjustments to our executive officers’ base compensation are primarily based on the Company’s financial performance and our annual Company-wide compensation survey. As we have relied on long-term equity incentives for a large portion of our total compensation package, option grants for our executive officers are generally considered each year. If the value of options that are granted in one year is reduced due to a reduction in the value of the underlying common stock, the size of the option grants for the next year are not affected. Similarly, if the value of previously granted options increases significantly, the amount of compensation to be awarded for the next year is not affected. While the Compensation Committee has discretion to make exceptions to existing compensation arrangements, it has not approved any exceptions to such arrangements with regard to any named executive officers.

Other Benefits

Our named executive officers are eligible to participate in all of our employee benefit plans, such as our medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our simplified employee pension plan, in each case on the same basis as our other employees. Aside from a $5,400 car allowance provided to Mr. Lasserre, there were no special benefits or perquisites provided to any named executive officer in fiscal 2007.

Changes in Executive Compensation for Fiscal 2008

On May 23, 2007, our Compensation Committee approved a four percent increase in the base salary of each of our executive officers, to correspond with an increase granted to our other employees. In addition, in accordance with the policy described above, the Compensation Committee approved the grant of options to Messrs. Shu and Yau to purchase 61,875 shares and 20,625 shares of our common stock, respectively. The options have an exercise of $4.20 per share, the closing price of our common stock on May 29, 2007, the second trading day following the public announcement of our financial results for the fiscal quarter and year ended March 31, 2007.

Accounting for Executive Compensation

We account for equity compensation paid to our employees under the rules of Statement of Financial Accounting Standards No. 123R, which requires us to measure and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is incurred.

Tax Considerations

We intend to consider the impact of Section 162(m) of the Internal Revenue Code in determining the mix of elements of future executive compensation. This section limits the deductibility of non-performance based compensation paid to each of our named executive officers to $1 million annually. The stock options granted to our executive officers are intended to be treated under current federal tax law as performance-based compensation exempt from the limitation on deductibility. Salaries and bonuses paid under our commission plan do not qualify as performance-based compensation for purposes of Section 162(m).

Compensation Committee Report

We, the Compensation Committee of the Board of Directors of GSI Technology, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in GSI Technology, Inc. Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

THE COMPENSATION COMMITTEE
Hsiang-Wen Chen
Ruey L. Lu

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal year ended March 31, 2007 by our Chief Executive Officer, our Chief Financial Officer, and our three other most highly-compensated executive officers:

Name and Principal Position	Year	Salary ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)		Total ($)
Lee-Lean Shu President and Chief Executive Officer	2007	204,955	121,635				326,590
Douglas Schirle Chief Financial Officer	2007	150,902	36,095				186,997
Didier Lasserre Vice President, Sales	2007	192,363	44,336	25,688	5,400	(4)	267,787
Robert Yau Vice President, Engineering	2007	163,964	43,689				207,653
David Chapman Vice President, Marketing	2007	156,954	43,740				200,694

(1)          Includes amounts earned in fiscal 2007.

(2)          Valuation based on the dollar amount recognized for financial statement reporting purposes pursuant to FAS 123(R), excluding the impact of any estimated forfeitures. The assumptions used with respect to the valuation of option grants are set forth in “GSI Technology, Inc. Consolidated Financial Statements—Notes to Consolidated Financial Statements—Note 10—Stock Option Plans—Stock-Based Compensation.”

(3)          Performance-based compensation paid under our Commission Plan for regional sales managers.

(4)          Mr. Lasserre received a car allowance of $5,400.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to option awards granted during the fiscal year ended March 31, 2007 to our named executive officers:

Fiscal 2007 Grants Of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Option Awards: Number of Securities		Exercise or Base Price of Option	Grant Date Fair Value of Option
Name	Grant Date	Threshold ($)	Target ($)(1)	Maximum ($)	Underlying Options (#)		Awards ($)(2)	Awards ($)(3)
Lee-Lean Shu	11/21/06				43,694	(4)	5.50	133,227
	11/21/06				18,181	(4)	5.50	55,436
	11/21/06				43,694	(5)	5.50	133,227
	11/21/06				18,181	(5)	5.50	55,436
	11/21/06				43,694	(6)	5.50	133,227
	11/21/06				18,181	(6)	5.50	55,436
Douglas Schirle	11/21/06				18,181	(7)	5.50	55,436
	11/21/06				2,444	(7)	5.50	7,452
	11/21/06				18,181	(8)	5.50	55,436
	11/21/06				2,444	(8)	5.50	7,452
	11/21/06				18,181	(9)	5.50	55,436
	11/21/06				2,444	(9)	5.50	7,452
Didier Lasserre	N/A	—	27,000	27,000
	11/21/06				18,181	(10)	5.50	55,436
	11/21/06				2,445	(10)	5.50	7,455
	11/21/06				18,181	(11)	5.50	55,436
	11/21/06				2,445	(11)	5.50	7,455
	11/21/06				18,181	(12)	5.50	55,436
	11/21/06				2,445	(12)	5.50	7,455
Robert Yau	11/21/06				18,181	(4)	5.50	55,436
	11/21/06				2,445	(4)	5.50	7,455
	11/21/06				18,181	(5)	5.50	55,436
	11/21/06				2,445	(5)	5.50	7,455
	11/21/06				18,181	(6)	5.50	55,436
	11/21/06				2,445	(6)	5.50	7,455
David Chapman	11/21/06				18,181	(13)	5.50	55,436
	11/21/06				2,444	(13)	5.50	7,452
	11/21/06				18,181	(14)	5.50	55,436
	11/21/06				2,444	(14)	5.50	7,452
	11/21/06				18,181	(15)	5.50	55,436
	11/21/06				2,444	(15)	5.50	7,452

       (1) GSI Technology awards sales commissions pursuant to a Commission Plan for regional sales managers which provides for the award of annual cash commissions to all regional sales managers including Mr. Lasserre, our Vice President of Sales, based upon threshold, target and maximum payout amounts. See “Compensation Discussion and Analysis—Plan-Based Awards.” The actual amount paid to Mr. Lasserre for the fiscal year ended March 31, 2007 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.”

       (2) The fair market value of options granted to named executive officers during fiscal 2007 was based on an independent valuation from a third party valuation consultant of our common stock as of September 30, 2006.

       (3) Reflects the grant date fair value of each equity award in accordance with FAS 123(R). The assumptions used in the calculation of this amount are included in Note 1 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended March 31, 2007.

       (4) Option granted pursuant to the 2000 Stock Option Plan. This option vests 100% on January 13, 2008.

       (5) Option granted pursuant to the 2000 Stock Option Plan. This option vests 100% on January 13, 2009.

       (6) Option granted pursuant to the 2000 Stock Option Plan. This option vests 100% on January 13, 2010.

       (7) Option granted pursuant to the 2000 Stock Option Plan. This option vests 100% on June 3, 2008.

       (8) Option granted pursuant to the 2000 Stock Option Plan. This option vests 100% on June 3, 2009.

       (9) Option granted pursuant to the 2000 Stock Option Plan. This option vests 100% on June 3, 2010.

(10) Option granted pursuant to the 2000 Stock Option Plan. This option vests 100% on November 3, 2008.

(11) Option granted pursuant to the 2000 Stock Option Plan. This option vests 100% on November 3, 2009.

(12) Option granted pursuant to the 2000 Stock Option Plan. This option vests 100% on November 3, 2010.

(13) Option granted pursuant to the 2000 Stock Option Plan. This option vests 100% on November 9, 2008.

(14) Option granted pursuant to the 2000 Stock Option Plan. This option vests 100% on November 9, 2009.

(15) Option granted pursuant to the 2000 Stock Option Plan. This option vests 100% on November 9, 2010.

Supplemental Summary Compensation Table and 2007 Grants of Plan-Based Awards Narrative

The Company has not entered into any employment agreements with any of its named executive officers. No options were repriced or modified in the fiscal year ended March 31, 2007. Before the option grants made in November 2006, the Company had not granted options to its named executive officers since 2004. The option grants made in November 2006 have varying vesting schedules according to the anniversary of each executive officer’s employment commencement date. All option grants in November 2006 were made under our 2000 Stock Option Plan. Our 2000 Stock Option Plan was terminated in March 2007.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of March 31, 2007:

Outstanding Equity Awards at March 31, 2007

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Lee-Lean Shu	61,875		(2)	2.00	3/27/10
	61,875		(2)	2.00	3/27/10
	61,875		(2)	5.40	5/25/11
	61,875		(2)	2.10	7/15/13
	61,875		(2)	2.10	7/15/13
		61,875	(3)	5.50	11/21/16
		61,875	(4)	5.50	11/21/16
		61,875	(5)	5.50	11/21/16
Douglas Schirle	75,000		(2)	0.15	6/3/09
	30,000		(2)	3.80	8/15/10
	20,625		(2)	5.40	5/25/11
	20,625		(2)	5.40	5/25/11
	20,625		(2)	2.10	7/15/13
		20,625	(6)	2.10	7/15/13
		20,625	(7)	5.50	11/21/16
		20,625	(8)	5.50	11/21/16
		20,625	(9)	5.50	11/21/16
Didier Lasserre	10,313		(2)	2.00	3/27/10
	10,313		(2)	2.00	3/27/10
	30,000		(2)	4.00	7/15/12
	20,625		(2)	2.10	7/15/13
	20,625		(2)	2.10	7/15/13
		20,625	(10)	3.50	12/15/13
		20,626	(11)	5.50	11/21/16
		20,626	(12)	5.50	11/21/16
		20,626	(13)	5.50	11/21/16
Robert Yau	30,938		(2)	2.00	3/27/10
	30,938		(2)	2.00	3/27/10
	30,938		(2)	5.40	5/25/11
	30,938		(5)	2.10	7/15/13
	30,938		(2)	2.10	7/15/13
		20,626	(3)	5.50	11/21/16
		20,626	(4)	5.50	11/21/16
		20,626	(5)	5.50	11/21/16
David Chapman	120,000		(2)	0.15	11/9/08
	10,313		(2)	5.40	5/25/11
	10,313		(2)	5.40	5/25/11
	30,000		(2)	4.00	7/15/12
	20,625		(2)	2.10	7/15/13
	20,625		(2)	2.10	7/15/13
		20,625	(14)	3.50	12/15/13
		20,625	(15)	5.50	11/21/16
		20,625	(16)	5.50	11/21/16
		20,625	(17)	5.50	11/21/16

          (1) Except as otherwise noted, each option vests at the rate of 1/4 of the underlying shares on the first anniversary of the date of grant and 1/4 of the shares each year thereafter.

          (2) This option is fully vested as of March 31, 2007.

          (3) Option vests 100% on January 13, 2008.

          (4) Option vests 100% on January 13, 2009.

          (5) Option vests 100% on January 13, 2010.

          (6) Option vested 100% on June 3, 2007.

          (7) Option vests 100% on June 3, 2008.

          (8) Option vests 100% on June 3, 2009.

          (9) Option vests 100% on June 3, 2010.

    (10) Option vests 100% on November 3, 2007.

    (11) Option vests 100% on November 3, 2008.

    (12) Option vests 100% on November 3, 2009.

    (13) Option vests 100% on November 3, 2010.

    (14) Option vests 100% on November 9, 2007.

    (15) Option vests 100% on November 9, 2008.

    (16) Option vests 100% on November 9, 2009

    (17) Option vests 100% on November 9, 2010.

Option Exercises and Stock Vested During Last Fiscal Year

There were no options exercised by any named executive officers during the fiscal year ended March 31, 2007. We have not made any direct grants of stock awards to any of our employees. Accordingly, there was no vesting of restricted stock held by any named executive officers during the fiscal year ended March 31, 2007.

Compensation of Directors

In connection with our initial public offering in March 2007, we adopted a policy for the payment of cash compensation to our non-employee directors, which became effective upon the completion of our offering. Annual compensation for each non-employee director will be $15,000 per year. In-person attendance at Board of Directors meetings or committee meetings will be compensated at $1,500 per meeting. Attendance by telephone at such meetings will be compensated at $1,000 per meeting. In addition, any new non-employee directors will be granted an initial option for 10,000 shares of our common stock on the day of his or her initial election or appointment to our Board of Directors, which option will become exercisable in three equal annual installments beginning on the first anniversary of the date of grant. On the day of each annual meeting of stockholders, each non-employee director who remains in office immediately following the meeting will be granted an option to purchase 2,000 shares of common stock, which will become fully vested and exercisable on the day immediately preceding the date of the following annual meeting of stockholders, subject to the nonemployee director’s continuous service on our Board of Directors.

There was no compensation earned by our non-employee directors during the fiscal year ended March 31, 2007.

Equity Compensation Plan Information

We currently maintain four compensation plans that provide for the issuance of our Common Stock to officers and other employees, directors and consultants. These consist of the 1997 Stock, 2000 Stock Option Plan, 2007 Equity Incentive Plan and 2007 Employee Stock Purchase Plan (the “Purchase Plan”),

which have been approved by stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of March 31, 2007:

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders	4,312,419	$3.57	3,500,000	(1)(2)

(1)          Includes 500,000 shares available for future issuance under the Purchase Plan. The Company has indefinitely deferred the implementation of the Purchase Plan and all offering periods thereunder.

(2)          A total of 3,000,000 shares of common stock were authorized and reserved for issuance under the 2007 Equity Incentive Plan. This reserve will automatically increase on April 1, 2008 and each subsequent anniversary through 2017, by an amount equal to the smaller of (a) five percent (5%) of the number of shares of stock issued and outstanding on the immediately preceding March 31, or (b) a lesser amount determined by the board of directors. Appropriate adjustments will be made in the number of authorized shares and other numerical limits in the Equity Plan and in outstanding awards to prevent dilution or enlargement of participants’ rights in the event of a stock split or other change in our capital structure. Shares subject to awards which expire or are cancelled or forfeited will again become available for issuance under the Equity Plan. The shares available will not be reduced by awards settled in cash or by shares withheld to satisfy tax withholding obligations. Only the net number of shares issued upon the exercise of stock appreciation rights or options exercised by means of a net exercise or by tender of previously owned shares will be deducted from the shares available under the Equity Plan.

RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

Pursuant to our Code of Business Conduct and Ethics and the Audit Committee Charter, our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are prohibited from entering into a related party transaction with us without the prior consent of our Audit Committee which reviews and approves any related-party transactions.

We have entered into indemnification agreements with our officers and directors containing provisions that may require us, among other thing, to indemnify our officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Distribution Agreement with HolyStone Enterprises Co., Ltd.

Jing Rong Tang, one of our directors, is the Chief Executive Officer of HolyStone Enterprises Co., Ltd., or HolyStone, which is a holder of more than 5% of our outstanding capital stock. Mr. Tang will retire from our Board of Directors effective as of the 2007 annual meeting of stockholders. In July 1997, we entered into a distribution agreement with HolyStone. The agreement is renewable annually without notice, and either party may terminate the agreement upon 30 days written notice. Under the terms of the agreement, HolyStone serves as an independent contractor and has a non-exclusive right to distribute our products in Taiwan. Under the terms of the agreement, HolyStone is obligated to pay us for our products 30 days after the date of invoice from us. The agreement provides that HolyStone may not distribute products that are competitive with our products, and we have the right to determine which products are competitive. We maintain the right to sell our products directly in Taiwan and are not obligated to accept HolyStone’s orders. HolyStone has the right to use our trademarks and tradenames in connection with sales and advertising of our products.

Our sales to HolyStone were approximately $2.8 million in fiscal 2007, $1.2 million in fiscal 2006, $1.1 million in fiscal 2005 and $1.0 million in fiscal 2004. We had a receivable balance of $1.2 million from HolyStone at March 31, 2007.

Other Transactions

For information regarding the grant of stock options to our directors and executive officers, please see “Executive Compensation—Compensation of Directors” and “Executive Compensation—Grants of Plan-Based Awards and—Outstanding Equity Awards at Fiscal Year-End.”

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of June 30, 2007, certain information with respect to the beneficial ownership of GSI Technology’s Common Stock by (i) each stockholder known by GSI Technology to be the beneficial owner of more than 5% of GSI Technology’s Common Stock, (ii) each director and director-nominee of GSI Technology, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers of GSI Technology as a group:

Beneficial Owner(1)	Number of Shares Beneficially Owned(2)	Percentage of Shares Beneficially Owned(3)
Principal Stockholders:
Ching-Ho Cheng 4F, No. 130, Sec. 3, Nanjing E. Road Taipei 104, Taiwan, R.O.C.	2,009,618	7.3%
Ameroc Corp.(4) 1FL, No. 62, Sec 2, Huang Shan Road Taipei, Taiwan R.O.C.	1,728,146	6.3
Directors, Director-Nominees and Named Executive Officers:
Jing Rong Tang(5)	3,079,414	11.2
Lee-Lean Shu(6)	2,602,425	9.4
Hsiang-Wen Chen(7)	1,681,042	6.1
Arthur O. Whipple(8)	0	*
Robert Yau(9)	1,300,523	4.7
Didier Lasserre(10)	277,501	1.0
Douglas Schirle(11)	212,500	*
David Chapman(12)	211,876	*
Ruey L. Lu(13)	8,000	*
All executive officers and directors as a group (11 persons)(14)	10,860,782	39.3

                 * Less than 1.0%

       (1) The address for those individuals and entities not otherwise indicated is 2360 Owen Street, Santa Clara, California 95054. Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the other footnotes to this table.

       (2) Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.

       (3) Calculated on the basis of 27,615,815 shares of Common Stock outstanding as of June 30, 2007, provided that any additional shares of Common Stock that a stockholder has the right to acquire within 60 days after June 30, 2007 are deemed to be outstanding for the purpose of calculating that stockholder’s percentage beneficial ownership.

       (4) Yu-Min Wu, the director of Ameroc Corp., has voting and investment control over the shares held by Ameroc Corp.

       (5) Includes 1,351,268 shares held by HolyStone Enterprises Co., Ltd., of which Mr. Tang is Chief Executive Officer. Includes 718,146 shares held by Koowin Co., Ltd., of which Mr. Tang is a director.

       (6) Includes 309,375 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2007. Includes 13,600 shares held by Mr. Shu’s children. Includes 100,000 shares held by Mr. Shu’s spouse, and 97,033 shares issuable upon exercise of options held by his spouse that are exercisable within 60 days of June 30, 2007. Also includes 400,000 shares held by GoodFortune GSI Inc.

       (7) Includes 200,000 shares held by Monet Capital Fund S, LP, 363,334 shares held by Monet Capital Fund 1, LP, and 363,333 shares held by TEFA Capital, Inc. Dr. Chen is managing director of Monet Capital, LLC and has an equity interest in Monet Capital Fund S, LP, Monet Capital Fund 1, LP and TEFA Capital, Inc. Dr. Chen disclaims beneficial ownership of the shares held by Monet Capital Fund S, LP, Monet Capital Fund 1, LP and TEFA Capital, Inc. except to the extent of his pecuniary interest therein.

       (8) Mr. Whipple is a director-nominee.

       (9) Includes 154,690 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2007.

(10) Includes 91,876 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2007.

(11) Includes 187,500 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2007.

(12) Represents 211,876 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2007.

(13) Represents 8,000 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2007.

(14) Includes an aggregate of 1,225,351 shares issuable upon exercise of options that are exercisable within 60 days following June 30, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors and persons who beneficially own more than 10% of our Common Stock to file initial reports of beneficial ownership and reports of changes in beneficial ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms filed by such person.

Based solely on our review of such forms furnished to us and written representations from certain reporting persons, we believes that all filing requirements applicable to our executive officers, directors and greater-than-10% stockholders were complied with.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2008 annual meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than April 2, 2008.

TRANSACTION OF OTHER BUSINESS

At the date of this Proxy Statement, the Board of Directors knows of no other business that will be conducted at the 2007 annual meeting other than as described in this Proxy Statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

/s/ ROBERT YAU
Robert Yau
Secretary
July 27, 2007

C123456789

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1.               To elect the following five (5) persons directors to serve on the Company’s Board of Directors and hold office until their respective successors are elected and qualified:

	For	Withhold

01 - Lee-Lean Shu, Chairman of the Board; President and Chief Executive Officer GSI Technology, Inc.	☐	☐

02 - Hsiang-Wen Chen, Ph.D, Managing Director; Monet Capital, LLC	☐	☐

03 - Ruey L. Lu, President; EMPIA Technology	☐	☐

04 - Arthur O. Whipple, Chief Financial Officer; PLX Technology, Inc.	☐	☐

05 - Robert Yau, Vice President, Engineering	☐	☐

	For	Against	Abstain
2. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the fiscal year ending March 31, 2008.	☐	☐	☐

3. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.	☐	☐	☐

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.

B  Non-Voting Items

Change of Address — Please print new address below.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.
                          /                          /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

		C 1234567890	J N T	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND
		1 U P X	0 1 4 5 1 9 1	MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
STOCK	00RFZD

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — GSI TECHNOLOGY, INC.

Proxy for the Annual Meeting of Stockholders

To be held on August 28, 2007

Solicited by the Board of Directors

The annual meeting of stockholders will be held on Tuesday, August 28, 2007 at 2:00 P.M. PDT at DLA Piper US LLP, 2000 University Avenue, East Palo Alto, CA 94303-2248.

The undersigned hereby appoints Lee-Lean Shu and Douglas Schirle, and each of them, with full power of substitution, as proxies and attorneys-in-fact to represent the undersigned and to vote all of the shares of stock in GSI Technology, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at DLA Piper US LLP, 2000 University Avenue, East Palo Alto, CA 94303-2248 on Tuesday, August 28, 2007, at 2:00 P.M. PDT, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated July 27, 2007 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 THROUGH 3.

SEE REVERSE	SEE REVERSE
SIDE	SIDE